Exhibit 99.1

ACCELRYS ANNOUNCES SECOND QUARTER 2009

FINANCIAL RESULTS

San Diego, October 30, 2008 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the quarter ended September 30, 2008.

“Our financial results remain in line with our expectations for fiscal year 2009,” said Mark Emkjer, President and CEO of Accelrys. “We have also continued to execute on our strategy to expand beyond the life-science market into other science-based industries, as evidenced by our recent million-dollar agreement with a multinational customer in the oil and gas industry, and to enhance our distribution channel by entering into a new re-seller agreement to market our products in Europe. Finally, we are pleased by the continuing growth of our scientific operating platform.”

Second Quarter 2009 Financial Results:

•	Revenue for the quarter ended September 30, 2008 increased 2% to $20.1 million from $19.7 million for the same quarter of the previous year.

•

Non-GAAP operating income was $2.8 million for the current quarter compared to non-GAAP operating income of $2.6 million for the same quarter of the previous year. GAAP operating income for the current quarter was $1.3 million for both the current quarter and for the same quarter of the previous year.

•

Non-GAAP net income was $2.7 million, or $0.10 per diluted share, for the current quarter compared to non-GAAP net income of $3.0 million, or $0.11 per diluted share, for the same quarter of the previous year. GAAP net income was $1.2 million, or $0.04 per diluted share, for the current quarter compared to GAAP net income of $1.6 million, or $0.06 per diluted share, for the same quarter of the previous year.

Fiscal 2009 Year to Date Financial Results:

•	Revenue for the six months ended September 30, 2008 increased 2% to $40.4 million from $39.8 million for the same period of the previous year.

•

Non-GAAP operating income was $5.0 million for the six months ended September 30, 2008 compared to non-GAAP operating income of $4.7 million for the same period of the previous year. GAAP operating income for the six months ended September 30, 2008 was $1.4 million compared to GAAP operating income of $2.1 million for the same period of the previous year.

•

Non-GAAP net income was $4.9 million, or $0.18 per diluted share, for the six months ended September 30, 2008 compared to non-GAAP net income of $5.7 million, or $0.21 per diluted share, for the same period of the previous year. GAAP net income was $1.3 million, or $0.05 per diluted share, for the six months ended September 30, 2008 compared to GAAP net income of $3.1 million, or $0.11 per diluted share, for the same period of the previous year.

Recent Business and Financial Highlights:

•

Announced that one of the largest multi-national oil and gas companies has chosen Accelrys to develop an integrated solution which would enable this company’s catalyst research scientists to both accelerate catalysis research and discovery and to improve the performance of the resulting catalysts.

•	Appointed Larry Ferguson to its Board of Directors. Mr. Ferguson has more than two decades of experience leading, overseeing and advising information technology companies.

•	Achieved year-over-year growth in revenue and Non-GAAP operating income, led by continuing robust demand for the Company’s scientific operating platform solutions.

•	Signed a re-seller agreement with CADFEM, a German engineering solutions provider, to deliver modeling and simulation software solutions to CADFEM customers in Europe.

Non-GAAP Financial Measures:

This press release describes financial measures for operating income, net income, and net income per share that exclude stock-based compensation expense, amortization of purchased intangible assets and restructuring charges. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, including footnotes):

	Three Months Ended September 30,		Six Months Ended September 30,
	2008	2007	2008	2007
GAAP Operating income	$1,278	$1,256	$1,420	$2,086
Stock-based compensation expense[1]	1,114	965	1,993	1,868
Purchased intangible asset amortization[2]	381	381	762	762
Restructuring charges[3]	8	—	850	25

Non-GAAP Operating income	$2,781	$2,602	$5,025	$4,741

GAAP Net income	$1,227	$1,640	$1,313	$3,059
Stock-based compensation expense	1,114	965	1,993	1,868
Purchased intangible asset amortization	381	381	762	762
Restructuring charges[3]	8	—	850	25

Non-GAAP Net income	$2,730	$2,986	$4,918	$5,714

GAAP Diluted net income per share	$0.04	$0.06	$0.05	$0.11
Stock-based compensation expense	0.04	0.04	0.07	0.07
Purchased intangible asset amortization	0.01	0.01	0.03	0.03
Restructuring charges[3]	—	—	0.03	—

Non-GAAP Diluted net income per share[4]	$0.10	$0.11	$0.18	$0.21

[1] Stock-based compensation expense is included in our condensed consolidated statements of operations as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2008	2007	2008	2007
Cost of revenue	$106	$83	$204	$164
Product development	253	227	476	457
Sales and marketing	312	250	468	451
General and administrative	443	405	845	796

Total stock-based compensation expense	$1,114	$965	$1,993	$1,868

[2]	Purchased intangible asset amortization is included in the cost of revenue line in our condensed consolidated statements of operations.

[3]	Restructuring charges are included in the restructuring charges line in our condensed consolidated statements of operations.

[4]	Earnings per share amounts for the three months ended September 30, 2008 do not add due to rounding.

Conference Call Details:

At 5:00 p.m. ET, October 30, 2008, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (800) 901-5259 (+(617) 786-4514 outside the United States) and enter the access code, 11172938, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (888) 286-8010 (+1 (617) 801-6888 outside the United States) and entering access code, 51784271, beginning 7:00 p.m. ET on October 30, 2008 through 5:00 p.m. ET on January 30, 2009.

About Accelrys:

Headquartered in San Diego, California, Accelrys develops scientific business intelligence software and solutions for the life sciences, energy, chemicals, aerospace, and consumer products industries. Our customers include many Fortune 500 companies and other commercial entities, as well as academic and government entities. We have a vast portfolio of computer-aided design modeling and simulation offerings which assist our customers in conducting scientific experiments ‘in silico’ in order to reduce the duration and cost of discovering and developing new drugs and materials. Our scientific business intelligence platform underlies most of our computer-aided design modeling and simulation offerings. Our platform can be used with our products, our competitors’ products and our customers’ proprietary predictive science products. Its flexibility, ease-of-use and advanced chemical, text and image analysis and reporting capabilities enable our customers to mine, aggregate, analyze and report scientific data from disparate sources, thereby better utilizing scientific data within their organizations. For more information about Accelrys, visit its website at http://accelrys.com/

Forward-Looking Statements:

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward-looking statements including, but not limited to, statements relating to the growth of the Company and to anticipated revenues from customer relationships, are subject to a number of risks and uncertainties. These include risks that the Company will not achieve its anticipated results or growth plans, and/or that such growth will not occur due to, among other possibilities, a lack of demand for or market acceptance of the Company’s products, as well as the risks and uncertainties that are contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended March 31, 2008, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company’s actual results could differ materially from those projected in such forward-looking statements due to these risks and uncertainties, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

Rick Russo

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

ACCELRYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 31,
	2008	2007	2008	2007
Revenue	$20,112	$19,663	$40,412	$39,764
Cost of revenue	3,545	3,445	7,005	6,952

Gross profit	16,567	16,218	33,407	32,812
Operating expenses:
Product development	3,832	4,296	8,110	8,605
Sales and marketing	8,190	7,141	16,307	14,681
General and administrative	3,259	3,525	6,720	7,415
Restructuring charges	8	—	850	25

Total operating expenses	15,289	14,962	31,987	30,726

Operating income	1,278	1,256	1,420	2,086
Interest and other income, net	350	701	623	1,693

Income before taxes	1,628	1,957	2,043	3,779
Income tax expense	401	317	730	720

Net income	1,227	$1,640	1,313	$3,059

Net income per share
Basic	$0.05	$0.06	$0.05	$0.11

Diluted	$0.04	$0.06	$0.05	$0.11

Weighted average shares used to compute basic and diluted net income per share
Basic	27,094	26,684	26,992	26,623
Diluted	27,367	27,076	27,177	26,985

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2008	March 31, 2008
Assets
Cash and marketable securities[1]	$70,338	$76,381
Trade receivables, net	9,958	21,976
Other assets, net[2]	56,761	57,734

Total assets	$137,057	$156,091

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	10,731	14,728
Total deferred revenue[3]	40,138	58,341
Noncurrent liabilities, excluding deferred revenue	7,778	8,140
Total stockholders’ equity	78,410	74,882

Total liabilities and stockholders’ equity	$137,057	$156,091

[1]

Cash, cash equivalents, and marketable securities consist of the following line items in our consolidated balance sheets: Cash and cash equivalents; Marketable securities; Restricted cash and marketable securities; and Marketable Securities, net of current portion

[2]

Other assets, net, consists of the following line items in our consolidated balance sheets: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; Other assets

[3]	Total deferred revenue consists of the following line items in our consolidated balance sheets: Current portion of deferred revenue; and Deferred revenue, net of current portion